Exhibit 99.1

FOR IMMEDIATE RELEASE

                     SHELBOURNE PROPERTIES I, INC. ANNOUNCES
                     FORT LAUDERDALE, FLORIDA PROPERTY SOLD

      BOSTON, MASSACHUSETTS, January 22, 2003 -- Shelbourne Properties I, Inc. (AMEX: HXD) is pleased to announce that it sold its property located in Fort Lauderdale, Florida commonly referred to as Southport Shopping Center for a sale price of $23,430,000. As required by the terms of the loan with the Company's lender, the net proceeds from the sale of approximately $23,000,000 were used to satisfy a portion of the Company's outstanding loan obligation.

      The Board of Directors and Shareholders of Shelbourne Properties I, Inc. have previously approved a plan of liquidation for Shelbourne Properties I, Inc. For additional information concerning the proposed liquidation including information relating to the properties being sold please contact John Driscoll at (617) 570-4609 or Andy Feinberg at (617) 570-4620.